Exhibit 10.23

LEASE AGREEMENT
(Multi-Tenant Facility)
ARTICLE ONE: BASIC TERMS.
This Article One contains the Basic Terms of this Lease between the Landlord and Tenant named below. Other Articles, Sections and Paragraphs of the Lease referred to in this Article One explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.
Terms.

Section 1.01. Date of Lease: June 16, 2005
Section 1.02. Landlord (include legal entity): Carmel River, LLC, a Delaware limited liability company; Carlsen Investments, LLC, a California limited liability company, and Rieger Investments, LLC, a Delaware limited liability company.

Address of Landlord:	c/o PDC Properties, Inc.
8395 Jackson Road, Suite F
Sacramento, CA 95826

Section 1.03. Tenant (include legal entity):	TriVascular, Inc.
a California corporation
Address of Tenant:	3910 Brickway Boulevard
Santa Rosa, CA 95403
Section 1.04. Premises: The premises are comprised of approximately 110,250 rentable square feet, including the Building footprint of 94,500 square feet and the mezzanine of 15,750 square feet (collectively “Premises”) of an approximately 110,250 rentable square foot building (including the mezzanine) (“Building”) known as 3910 Brickway Boulevard, Santa Rosa, California, located on approximately 6.05 acres of land (the Building and parcel of land on which it is located are together defined as the “Project”, in the business park (to the extent owned by Landlord, the “Park”) commonly known as Airport Corporate Center as further described in Exhibit “A”. Airport Corporate Center (“Center”) is approximately 18.27 useable acres.
Section 1.05. Lease Term: Sixty-six (66) months beginning on September 1, 2005 and expiring February 28, 2011.
Section 1.06. Permitted Uses (See Article Five): The Premises may be used by Tenant for warehouse, office, research and development, light assembly production and related lawful uses. Tenant agrees to comply, upon the Commencement Date and during the Term, with all federal, state and local governmental laws, rules, regulations, zoning and other ordinances applicable to Tenant’s use of the Premises.
Section 1.07. Tenant’s Guarantor (if none, so state): Boston Scientific Corporation, Inc., a Delaware corporation. A copy of the Guaranty is attached as Exhibit “F”.
Section 1.08. Brokers (See Article fourteen) (if none, so state): Keegan & Coppin represents Tenant, and Cushman & Wakefield of California, Inc., represents Landlord.
Section 1.09. Commission payable to Brokers (See Article Fourteen): Landlord shall pay a commission to Brokers in accordance with a separate agreement.

Section 1.10. Initial Security Deposit (See Section 3.03): None.

Exhibit 10.23

Section 1.11. Vehicle Parking Spaces Allocated to Tenant: (See Section 4.05) Three Hundred Ten (310) non-exclusive spaces, plus temporary parking as described in Paragraph 4.05(c).
Section 1.12. Rent and Other Charges Payable by Tenant:
(a) BASE RENT:

Months	Monthly Rent
9/1/2005 to 2/28/2006	$—
3/1/2006 to 2/28/2007	$74,970.00
3/1/2007 to 2/29/2008	$77,175.00
3/1/2008 to 2/28/2009	$79,380.00
3/1/2009 to 2/28/2010	$81,585.00
3/1/2010 to 2/28/2011	$83,790.00
(b) OTHER PERIODIC PAYMENTS: (i) Real Property Taxes (See Section 4.02); (ii) Utilities (See Section 4.03); (iii) Insurance Premiums (See Section 4.04); (iv) Tenant’s initial Pro-Rata Share of Common Area Expenses of the Project shall be 100%, plus offsite expenses as described in Section 4.05; (v) Maintenance, Repairs and Alterations (See Article Six).
Section 1.13. Landlord’s Share of Profit upon Assignment or Sublease: (See Article 9) 100 percent (100%) of the profit after deducting Tenant’s reasonable costs to procure a subtenant including leasing commissions, free rent, tenant improvement allowances, and attorneys fees (the “Landlord’s Share”).
Section 1.14. Riders: The following Riders are attached to and made a part of this Lease: (If none, so state)

ARTICLE SIXTEEN:	RENEWAL OPTION
ARTICLE SEVENTEEN:	TENANT IMPROVEMENTS
ARTICLE EIGHTEEN:	RESERVED
ARTICLE NINETEEN:	RIGHT OF FIRST REFUSAL TO PURCHASE BUILDING
ARTICLE TWENTY:	ROOF ACCESS AND CONDUIT ACCESS
ARTICLE TWENTY-ONE:	CONDITIONS PRECEDENT TO EFFECTIVENESS OF LEASE

Exhibit A:	Premises, Building, Project and Center Description.
Exhibit B:	Form of Landlord’s Estoppel Certificate.
Exhibit C:	Signage.
Exhibit D:	Form of Lender’s Estoppel Certificate.
Exhibit E:	Subordination, Nondistrubance and Attornment Agreement.
Exhibit F:	Lease Guaranty.
ARTICLE TWO. LEASE TERM.
Section 2.01. Lease of Premises for Lease Term. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord for the Lease Term. The Lease Term is for the period stated in Section 1.05 above and shall begin and end on the dates specified in Section 1.05 above, unless the beginning or end of the Lease Term is changed under any provision of this Lease.
Section 2.02. Delay in Commencement. Landlord shall not be liable to Tenant if Landlord does not deliver possession of the Premises to Tenant on the date stated in Section 1.05. Landlord’s non-delivery of the Premises to Tenant on that date shall

Exhibit 10.23

not affect this Lease or the obligations of Tenant under this Lease except that the Commencement Date shall be delayed until Landlord delivers possession of the Premises to Tenant and the Lease Term shall be extended for a period equal to the delay in delivery of possession of the Premises to Tenant, plus the number of days necessary to end the Lease Term on the last day of a month. If delivery of possession of the Premises to Tenant is delayed, Landlord and Tenant shall, upon such delivery, execute an amendment to this Lease setting forth the actual Commencement Date and expiration date of the Lease. Failure to execute such amendment shall not affect the actual Commencement Date and expiration date of the Lease.
Section 2.03. Early Access. Prior to the Lease Commencement Date, Landlord shall allow Tenant early access to the Premises. The purpose of Tenant’s early access is for Tenant to do its space planning, complete installation of Tenant’s equipment, and construct improvements to the Premises (subject to the terms of this Lease). If Tenant enters the Premises prior to the Commencement Date, Tenant’s access to the Premises shall be subject to all of the provisions of this Lease, including providing evidence of all insurance coverage required by this Lease. Tenant shall provide similar coverage for any and all of Tenant’s vendors and/or contractors. However, early access of the Premises shall not advance the expiration date of this Lease. Further, Tenant shall neither pay Base Rent nor Additional Rent during the early access period. In the event improvements are complete in a portion of the Premises and a temporary occupancy permit can be obtained, Tenant shall be permitted to use such space for the permitted uses herein without Base Rent commencing, but Tenant shall be responsible for such pro-rata share of Additional Rent. During the early access period, Landlord’s representatives shall retain complete control of the job site. Tenant’s early access shall not interfere with or delay the Landlord’s work.
Section 2.04. Holding Over. Tenant shall vacate the Premises upon the expiration of the Lease Term or earlier termination of this Lease. Tenant shall reimburse Landlord for and defend and indemnify Landlord against all damages which Landlord incurs from Tenant’s delay in vacating the Premises. If Tenant does not vacate the Premises upon the expiration or earlier termination of the Lease and Landlord thereafter accepts rent from Tenant, Tenant’s occupancy of the Premises shall be a “month to month” tenancy, subject to all of the terms of this Lease applicable to a month-to-month tenancy, except that the Base Rent then in effect shall be increased by twenty-five percent (25%) for the first six months of Tenant’s hold ever period, and the Base Rent shall be increased by fifty percent (50%) thereafter. Landlord shall have the right to terminate Tenant’s right to occupy the Premises on sixty days written notice.
ARTICLE THREE: BASE RENT.
Section 3.01. Time and Manner of Payment. Upon execution of this Lease, Tenant shall pay Landlord the Base Rent in the amount stated in Section 1.12(a) above for the seventh (7th) month of the Lease Term, in consideration of the first month for which Base Rent is due. On the first day of the eighth (8th) month of the Lease Term and each month thereafter, Tenant shall pay Landlord the Base Rent, in advance, without offset, deduction or prior demand, in the amount stated in Section 1.12(a). The Base Rent shall be payable at Landlord’s address or at such other place as Landlord may designate in writing.
Section 3.02. [Reserved]
Section 3.03. [Reserved]
Section 3.04. Termination; Advance Payments. Upon termination of this Lease under Article Seven (Damage or Destruction), Article Eight (Condemnation) or any other termination not resulting from Tenant’s default, and after Tenant has vacated the Premises in the manner required by this Lease, Landlord shall refund or credit to Tenant (or Tenant’s successor), any advance rent or other advance payments made by Tenant to Landlord, and any amounts paid for real property taxes and other reserves which apply to any time periods after termination of the Lease no later than 30 days after premises have been vacated. Deductions from said advance payments and deposits shall be itemized by Landlord and presented to Tenant for review.
ARTICLE FOUR: OTHER CHARGES PAYABLE BY TENANT.
Section 4.01. Additional Rent. All charges payable by Tenant other than Base Rent are called “Additional Rent.” Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due with the next monthly installment of Base Rent, commencing upon the Commencement Date. During the free rent period, Additional Rent shall be due on the first day of each calendar month. The term “rent” shall mean Base Rent and Additional Rent.
Section 4.02. Property Taxes.

Exhibit 10.23

(a) Real Property Taxes. Tenant shall pay in the manner stated in Section 4.05(e), Tenant’s Pro Rata Share (based on the rentable square feet of the Premises including the mezzanine) of all Real Property Taxes on the Project (including any fees, taxes or assessments against, or as a result of, any change of ownership, reassessment, or improvements installed on the Premises by or for the benefit of Tenant) during the Lease Term (but excluding excise taxes, conveyance taxes, or other fees, taxes or assessments imposed on this transaction or other change of ownership, as opposed to taxes on the property value itself and which may become the basis for a lien on the property). Within thirty (30) days after the Lease Term, Landlord shall reimburse Tenant for any Real Property Taxes paid in excess by Tenant covering any period of time prior to or after the Lease Term.
(b) Definition of “Real Property Tax.” “Real Property Tax” means: (i) any fee, license fee, license tax, business license fee, commercial rental tax, levy charge, assessment, penalty or interest due to Tenant’s actions, or tax imposed by any taxing authority against the Premises, provided it is assessed on the property value itself and may become the basis for a lien on the property; (ii) any tax on the Landlord’s right to receive, or the receipt of, rent or income from the Premises or against Landlord’s business of leasing the Premises; (iii) any tax or charge for fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the Premises by any governmental agency; (iv) any tax imposed or based upon a re-assessment of the Premises due to a change of ownership, as defined by applicable law, or other transfer of all or part of Landlord’s interest in the Premises, (v) any tax or charge for a local improvement district; and (vi) any charge or fee replacing any tax previously included within the definition of real property tax. “Real Property Tax” does not, however, include Landlord’s federal or state income, franchise, inheritance or estate taxes, or excise taxes, conveyance taxes, or other such fees, taxes or assessments imposed on this transaction or other transfer or sale of the Project.
(c) Joint Assessment. If the Premises is not separately assessed, Landlord shall reasonably determine Tenant’s share of the Real Property Tax payable by Tenant under Section 4.02(a) from the assessor’s worksheets or other reasonably available information.
(d) Personal Property Taxes.
(i) Tenant shall pay all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant prior to the same becoming delinquent. Tenant shall try to have personal property taxed separately from the Premises. (ii) If any of Tenant’s personal property is taxed with the Premises Tenant shall pay Landlord the taxes for the personal property within fifteen (15) days after Tenant receives a written statement from Landlord for such personal property taxes.
Section 4.03. Utilities. Tenant shall pay, directly to the appropriate utility provider, the cost of all natural gas, electricity, sewer service, telephone, water, storm sewer, refuse disposal and other utilities and services supplied to the Premises. However, for any services or utilities that are jointly metered with other property, Landlord shall make a reasonable determination of the Premises’ and Tenant’s proportionate share of the cost of such utilities and services and Tenant shall pay such share to Landlord in the manner stated in Section 4.05(e).
Section 4.04. Insurance Policies.
(a) Liability Insurance. During the Lease Term, Tenant shall maintain a policy of commercial general liability insurance (sometimes known as broad form comprehensive general liability insurance) insuring Tenant against liability for bodily injury, property damage (including loss of use of third party’s property) and personal injury arising out of the operation, use or occupancy of the Premises. Tenant may also obtain property loss coverage for Tenant’s fixtures or equipment or building improvements installed by Tenant on the Premises. Tenant shall name Landlord, and Landlord’s property manager, as additional insureds under such commercial general liability policy. The initial coverage amount of such insurance shall be TWO MILLION DOLLARS ($2,000,000.00) per occurrence The liability insurance obtained by Tenant under this Section 4.04(a) shall (i) be primary and non-contributing; (ii) contain severability of interests endorsements; and (iii) insure Landlord against Tenant’s performance under Section 5.05, if the matters giving rise to the indemnity under Section 5.05 result from the negligence of Tenant. The amount and coverage of such insurance shall not limit Tenant’s liability nor relieve Tenant of any other obligations under this Lease. Landlord may also obtain commercial general liability insurance in an amount and with coverage determined by Landlord insuring Landlord against liability arising out of ownership, operation, use or occupancy of the Premises. The policy obtained by Landlord shall be contributory only and shall not provide primary insurance.
(b) Property and Rental Income Insurance. During the Lease Term, Landlord shall maintain policies of insurance covering loss of or damage to the Project (including improvements constructed by Landlord), in the full amount of its replacement value. Such policy shall contain an inflation guard endorsement and shall provide protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (all risk), sprinkler leakage and any other perils which Landlord deems reasonably necessary. Landlord shall have the right, but not the obligation, to obtain flood insurance at Tenant’s prorata cost, if such insurance is required by Landlord’s lender or otherwise agreed to by Tenant. Landlord shall not obtain insurance for Tenant’s fixtures or equipment or building improvements installed

Exhibit 10.23

by Tenant on the Premises. During the Lease Term, Landlord shall also maintain a rental income insurance policy, with loss payable to Landlord, in an amount equal to one (1) year’s Base Rent based on the Base Rent period from 3/1/2006 through 2/28/2007, plus estimated Additional Rent.
(c) Payment of Premiums. Tenant shall pay its Pro-Rata Share of premiums for the insurance policies for the Project described in Section 4.04 (b) in the manner stated in Section 4.05(e), and Tenant shall pay 100% of premiums for its liability insurance policy described in Section 4.04(a). If insurance policies maintained by Landlord cover improvements on real property other than the Project, Landlord shall fairly allocate premiums among the various properties and deliver to Tenant a statement of the premium applicable to the Project showing in reasonable detail how the Project’s and Tenant’s share of the premium was computed. If the Lease Term expires before the expiration of an insurance policy maintained by Landlord, Tenant shall be liable for Tenant’s prorated share of the insurance premiums. Before entering the Premises Tenant shall provide Landlord a certificate of insurance, executed by an authorized officer of the insurance company or broker, showing that the insurance which Tenant is required to maintain under this Section 4.04 is in full force and effect and containing such other information which Landlord reasonably requires. Tenant shall also promptly provide evidence of all policy renewals.
(d) General Insurance Provisions.
(i) Any policy or certificate of insurance which Tenant is required to maintain under this Lease shall include a provision which requires the insurance carrier or broker to give Landlord not less than thirty (30) days’ written notice prior to any cancellation, material modification, or non-renewal of such coverage.
(ii) If Tenant fails to deliver a policy, certificate or renewal to Landlord required under this Lease within the prescribed time period or if any such policy is cancelled, materially modified, or nonrenewed during the Lease Term without Landlord’s consent upon written notice to Tenant Landlord may obtain such insurance, in which case Tenant shall reimburse Landlord for the cost of such insurance within thirty (30) days after receipt of a statement that indicates the cost of such insurance.
(iii) Tenant shall maintain all insurance required under this Lease with companies holding a “General Policy Rating” of A-, VIII, or better, as set forth in the most current issue of “Best Key Rating Guide”. Landlord and Tenant acknowledge the insurance markets are rapidly changing and that insurance in the form and amounts described in this Section 4.04 may not be available in the future. Tenant acknowledges that the insurance described in this Section 4.04 is for the primary benefit of Landlord. If at any time during the Lease Term, Tenant is unable to maintain the insurance required under the Lease, Tenant shall nevertheless maintain insurance coverage which is customary and commercially reasonable in the insurance industry for Tenant’s type of business, as that coverage may change from time to time. Landlord makes no representation as to the adequacy of such insurance to protect Landlord’s or Tenant’s interests. Therefore, Tenant shall obtain any such additional property or liability insurance which Tenant deems necessary to protect Landlord and Tenant.
(iv) Unless prohibited under any applicable insurance policies maintained, Landlord and Tenant each hereby waive any and all rights of recovery against the other, or against the officers, employees, agents or representatives of the other, for loss of or damage to its property or the property of others under its control, if such loss or damage would be or is covered by any insurance policy (whether or not described in required by this Lease) at the time of such loss or damage. Upon obtaining the required policies of insurance, Landlord and Tenant shall give notice to the insurance carriers of this mutual waiver of subrogation.
(v) Tenant shall be liable for the payment of any deductible amount under Landlord’s or Tenant’s insurance policies maintained pursuant to this Section 4.04. Landlord and Tenant agree that the deductible amounts for the commercial general liability insurance policy (excluding property damage coverage) shall not exceed ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00) per occurrence, or as otherwise reasonably agreed by Landlord and Tenant (taking into account other financial security provided by Tenant. Tenant shall not do or permit anything to be done which invalidates any such insurance policies. Notwithstanding any language herein to the contrary, Tenant shall not be liable for the earthquake insurance deductible.
Section 4.05. Common Areas: Use, Maintenance and Costs.
(a) Common Areas. As used in this Lease, “Common Areas” shall mean all areas within the Project or Center which are available for the common use of tenants of the Center or Project and which are not leased or held for the exclusive use of Tenant or other tenants. For the Project, the Common Areas include, but are not limited to, parking areas, driveways, sidewalks, loading areas, access roads, corridors, emergency generator, landscaping and planted areas. For the Center, the Common Areas include, but are not limited to, roadways and landscaping areas. Landlord, from time to time, may change the size, location, nature and use of any of the Center Common Areas, convert Center Common Areas into leaseable areas, construct additional parking facilities (including parking structures) in the Center Common Areas, and increase or decrease Center Common Area land and/or facilities. Tenant acknowledges that such activities may result in an increase or decrease of Center

Exhibit 10.23

Common Area land or facilities. Tenant acknowledges that such activities may result in inconvenience to Tenant. Such activities are permitted if they do not materially affect Tenant’s access to or use of the Premises, or materially increase Tenant’s Pro Rata Share of Common Area costs or the total Common Area costs allocated to Tenant.
(b) Use of Common Areas. Tenant shall have the nonexclusive right (in common with other tenants and all others to whom Landlord has granted or may grant such rights to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations as Landlord may establish from time to time. Tenant shall abide by such rules and regulations and shall use its best effort to cause others who use the Common Areas with Tenant’s express or implied permission to abide by Landlord’s rules and regulations. At any time and with notice to Tenant, Landlord may close any Common Areas to perform any acts in the Common Areas as, in Landlord’s judgment, are desirable to improve the Project or Park. Tenant shall not interfere with the rights of Landlord, other tenants or any other person entitled to use the Common Areas.
(c) Specific Provision re: Vehicle Parking. Tenant shall be entitled to nonexclusive use of the number of vehicle parking spaces in the Project allocated to Tenant in Section 1.11 of the Lease without paying any additional rent. Tenant’s parking shall not be reserved and shall be limited to vehicles no larger than standard size automobiles or pickup utility vehicles. Tenant shall not cause large trucks or other large vehicles to be parked on the adjacent public streets or within the Project, except at specified loading doors into the Premises. Vehicles shall be parked only in striped parking spaces and not in driveways, loading areas or other locations not specifically designated for parking. Handicapped spaces shall only be used by those legally permitted to use them. If Tenant parks more vehicles in the parking area than the number set forth in Section 1.11 of this Lease, Landlord may declare such conduct to be a material breach of this Lease after providing written notice to Tenant and allowing Tenant a reasonable amount of time to cure such breach. In addition to Landlord’s other remedies under the Lease, upon notice, Tenant may be assessed a daily charge determined by Landlord for each such additional vehicle. Notwithstanding any language to the contrary, if Tenant is leasing one hundred percent (100%) of the Building, Tenant may park in any area of the Project (the Building and parcel of land on which it is located) which is not prohibited by the local governmental authority.
Further notwithstanding any language herein to the contrary, so long as 3950 Brickway Boulevard (“3950”) is in common ownership with the Project, and so long as not more than 25% of 3950 is leased to a third party, Tenant may park on 30 spaces along the common boundary between the Project and 3950. Upon Landlord’s leasing of more than 25% of the space in 3950 to a third party and written notice of such to Tenant’s, Tenant shall discontinue its use of the additional spaces unless otherwise agreed upon between Landlord and Tenant.
(d) Maintenance of Common Areas. Landlord shall maintain the Common Areas in good order, condition and repair and shall operate the Project and Park, in Landlord’s reasonable discretion, as a first-class industrial/commercial real property development. Tenant shall pay, on a monthly basis, Tenant’s Pro-Rata Share (as determined below) of the costs specified below and incurred by Landlord for the operation and maintenance of the Common Areas in the manner stated in Section 4.05(e). Common Area costs include, but are not limited to, costs and expenses for the following: the emergency generator gardening and landscaping; utilities, water, storm water and sanitary sewage charges; maintenance of signs (other than tenants’ signs); premiums for liability, property damage, fire and other types of casualty insurance on the Common Areas and all Common Area improvements; all Real Property Taxes levied on or attributable to the Common Areas and all Common Area improvements; all personal property taxes levied on or attributable to personal property used in connection with the Common Areas; straight-line depreciation on personal property owned by Landlord which is consumed or used in the operation or maintenance of the Common Areas; rental or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Common Areas; fees for required licenses and permits; repairing, resurfacing and repaying, striping or restriping, maintaining, painting, lighting, cleaning, refuse removal, security and similar items; sales taxes; business and occupations taxes; and a reasonable fee to Landlord for Landlord’s supervision of the Common Areas and Project management (not to exceed three percent (3%) of the Base Rents of the Project for the calendar year). Landlord may cause any or all of such services to be provided by third parties and the cost of such services shall be included in Common Area costs. Common Area costs shall not include depreciation of real property which forms part of the Common Areas. The parties acknowledge and agree that the costs for maintaining the emergency generator shall be divided pro-rata among the four buildings to which it is connected.
(e) Tenant’s Share and Payment. Tenant shall pay, in monthly installments to Landlord, Tenant’s annual Pro-Rata Share of all Common Area costs (prorated for any fractional month) in the manner described in this Section 4.05(e). Tenant’s “Pro-Rata Share” of the Project shall be calculated by dividing the square foot area of the rentable square feet of the Premises, as set forth in Section 1.04 of the Lease, by the aggregate rentable square foot area of the Building which is leased or held for lease by tenants, as of the date on which the computation is made. Tenant’s initial Pro-Rata Share of the Project is set out in Section 1.12(b), and Tenant’s initial Pro-Rata Share of the offsite Common Area Expenses is set out in Section 4.05(a). Any changes in the Common Area costs and/or the aggregate area of the Building leased or held for lease during the Lease Term shall be effective on the first day of the month after such change occurs. Upon written notice to Tenant, Landlord shall estimate in advance and charge to Tenant as Common Area costs, Tenant’s Pro Rata Share of all Real Property Taxes for the Project for which Tenant is liable under Section 4.02 of the Lease, Tenant’s Pro Rata Share of all insurance premiums for the Project for

Exhibit 10.23

which Tenant is liable under Section 4.04 of the Lease, Tenant’s Pro Rata Share of all operation, maintenance and repair costs for the Project for which Tenant is liable under Section 4.05 and Section 6.03 of the Lease, and all other costs payable by Tenant with Common Area costs hereunder. The level of such costs shall be in accordance with good commercial practices for comparable buildings in the area and shall not exceed competitive market rates. Such statements of estimated Common Area costs shall be delivered monthly, quarterly or at any other periodic intervals to be designated by Landlord. Landlord may adjust such estimates at any time upon a material change in costs, based upon reasonable anticipation of costs. Such adjustments shall be effective as of the next rent payment date after notice to Tenant. Within one hundred twenty (120) days after the end of each calendar year of the Lease Term, Landlord shall deliver to Tenant a statement prepared in accordance with generally accepted accounting principles setting forth, in reasonable detail, the Common Area costs paid or incurred by Landlord during the preceding calendar year and Tenant’s Pro-Rata Share. Upon receipt of such statement, there shall be an adjustment between Landlord and Tenant, with payment to or credit given by Landlord (as the case may be) so that Landlord shall receive the entire amount of Tenant’s Pro-Rata Share of such costs and expenses for such period within thirty (30) days of receipt of such statement. Tenant may, within ninety (90) days after the communication of such adjustment, review Landlord’s records relating to Common Area costs covered by such adjustment, at Tenant’s sole cost and expense, at the place Landlord normally maintains such records during Landlord’s normal business hours. If following such review Tenant shall dispute one or more items and Landlord and Tenant are unable to agree as to any disputed items within fifteen (15) days after Tenant notifies Landlord of the dispute, then Tenant may at its sole cost and expense, engage an independent certified public accounting firm (which firm shall not have been engaged by either Landlord or Tenant for any purpose in the twelve months preceding the date of Tenant’s dispute notice) to audit Landlord’s records relating to the disputed items, which audit shall be scheduled promptly at the reasonable convenience of both Landlord and Tenant and shall take place in Landlord’s offices. If the results of such audit indicate that the aggregate cost or allocation of the disputed items is incorrect, then Landlord shall refund the discrepancy, and if the amount of the discrepancy is more than three percent (3%), then Landlord shall pay the reasonable costs of such audit.
Section 4.06. [Reserved]
Section 4.07. Late Charges. Tenant’s failure to pay rent promptly may cause Landlord to incur unanticipated costs. The exact amount of such costs are impractical or extremely difficult to ascertain. Such costs may include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by any ground lease, mortgage or trust deed encumbering the Premises. Therefore, if Landlord does not receive any rent payment within ten (10) days after it becomes due, Tenant shall pay to Landlord a late charge equal to ten percent (10%) of the overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of such late payment.
Section 4.08. Interest on Past Due Obligations. Any amount owed by Tenant to Landlord which is not paid when due shall bear interest at the rate of Prime + 4% per annum from the due date of such amount until paid in full. However, interest shall not be payable on late charges to be paid by Tenant under this Lease. The payment of interest on such amounts shall not excuse or cure any default by Tenant under this Lease. If the interest rate specified in this Lease is higher than the rate permitted by law, the interest rate is hereby decreased to the maximum legal interest rate permitted by law.
ARTICLE FIVE: USE OF PROPERTY.
Section 5.01. Permitted Uses. Tenant may use the Premises only for the Permitted Uses set forth in Section 1.06 above, or as otherwise permitted under the applicable zoning ordinance.
Section 5.02. Manner of Use. Tenant shall not cause or permit the Premises to be used in any way which constitutes a violation of any law, ordinance, or governmental regulation or order, which unreasonably annoys or interferes with the rights of other tenants of Landlord, or which constitutes a nuisance or waste. Tenant shall obtain and pay for all permits required for Tenant’s use of the Premises and shall promptly take all actions necessary to comply with all applicable statutes, ordinances, rules, regulations, orders and requirements regulating the use by Tenant of the Premises, including the Occupational Safety and Health Act.
Section 5.03. Hazardous Materials. As used in this Lease, the term “Hazardous Material” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” now or subsequently regulated under any applicable federal, state or local laws or regulations, including, without limitation petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons. Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated or disposed of

Exhibit 10.23

in or about the Premises by Tenant, its agents, employees, contractors, sub lessees except in connection with its permitted use and in compliance with applicable laws, or as otherwise consented to in writing to by Landlord. Landlord shall be entitled to take into account such other factors or facts as Landlord may reasonably determine to be relevant in determining whether to grant or withhold consent to Tenant’s proposed activity with respect to Hazardous Material. In no event, however, shall Landlord be required to consent to the installation or use of any storage tanks on the Premises.
Section 5.04. Signs and Auctions. Tenant shall not place any signs on the Premises without Landlord’s prior written consent. Tenant shall not conduct or permit any auctions or sheriff’s sales at the Premises. Landlord will allow Tenant to install signage that is reasonably acceptable to Landlord and in conformance with Exhibit “C”. All signage will be at the expense of the Tenant and subject to appropriate permits and approvals by regulatory authorities having jurisdiction, and subject to any applicable Covenants, Conditions, and Restrictions which are of public record.
Section 5.05. Indemnity. Tenant shall indemnify Landlord against and hold Landlord harmless from all costs, claims or liability arising from: (a) Tenant’s use of the Premises; (b) the conduct of Tenant’s business or anything else done or permitted by Tenant to be done in or about the Premises, including any contamination of the Premises or any other property resulting from the presence or use of Hazardous Material caused or permitted by Tenant; (c) any breach or default in the performance of Tenant’s obligations under this Lease; (d) any misrepresentation or breach of warranty by Tenant under this Lease; or (e) other acts or omissions of Tenant. Tenant’s indemnity shall include costs related to reasonable attorneys, accounting, consulting, engineering, and other fees and expenses, which may be imposed upon, incurred by, or assessed against Landlord. Tenant shall defend Landlord against any such cost, claim or liability at Tenant’s expense with counsel reasonably acceptable to Landlord or, at Landlord’s election, Tenant shall reimburse Landlord for any reasonable legal fees or costs incurred by Landlord in connection with any such claim. As a material part of the consideration to Landlord, Tenant assumes all risk of damage to property or injury to persons in or about the Premises arising from any cause except as provided herein, and Tenant hereby waives all claims in respect thereof against Landlord, except for any claim arising out of Landlord’s gross negligence or willful misconduct. As used in parts (a) through (e) of this Section, the term “Tenant” shall include Tenant’s employees, agents, contractors and invitees, if applicable. As used in this Section, the indemnitee “Landlord” includes its officers, directors, members, employees, partners, and shareholders.
Section 5.06. [Reserved]
Section 5.07. Landlord’s Access. Upon a 24 hour advance notice to Tenant, Landlord or its agents may enter the Premises escorted by a representative of Tenant during normal business hours, Monday through Friday to show the Premises to potential buyers, lenders, investors or tenants or other parties; to do any other act or to inspect and conduct tests in order to monitor Tenant’s compliance with all applicable environmental laws and all laws governing the presence and use of Hazardous Material; or for any other purpose Landlord deems necessary. Landlord shall give Tenant prior notice of such entry, except in the case of an emergency. Landlord may place customary “For Sale” or “For Lease” signs on the Premises upon notice to Tenant.
Section 5.08. Quiet Possession. If Tenant pays the rent and complies with all other terms of this Lease, Tenant may quietly occupy and enjoy the Premises for the full Lease Term, subject to the provisions of this Lease, without hindrance or molestation by Landlord or anyone claiming under or through Landlord.
Section 5.09. Access. Landlord agrees to provide Tenant with access to the Premises twenty-four (24) hours per day, three hundred sixty five (365) days per year.

ARTICLE SIX: CONDITION OF PROPERTY; MAINTENANCE, REPAIRS AND ALTERATIONS
Section 6.01. Existing Conditions. Landlord represents and warrants that as of the Commencement Date, the Building will comply with all laws (including the Americans with Disabilities Act as interpreted by the County of Sonoma, California with respect to the Landlord’s Work, but without regard for Tenant’s Work, Tenant’s operations, employees, contractors, agents or invitees), codes, rules, zoning and other ordinances, governmental regulations, restrictive covenants and other restrictions applicable to the Building or the Project. Tenant accepts the Premises in its condition as of the execution of the Lease including all systems, such as electrical, plumbing, HVAC, which shall be in good condition and operating properly, subject to all recorded matters, laws, ordinances, and governmental regulations and orders. In the event Landlord is providing tenant improvements, then Tenant accepts the Premises in its condition as of the substantial completion of such tenant improvements, so long as they are completed in accordance with this Lease. Except as provided herein, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation as to the condition of the Premises or the suitability of the Premises for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection of and inquiry regarding the condition of the Premises as well as zoning and is not relying on any representations of Landlord or Brokers with respect thereto.

Exhibit 10.23

Section 6.02. Exemption of Landlord from Liability. Landlord shall not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant, Tenant’s employees, invitees, customers or any other person in or about the Premises, whether such damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas or rain; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (c) conditions arising in or about the Premises or upon other portions of the Park, or from other sources or places; or (d) any act or omission of any other tenant of the Park. Landlord shall not be liable for any such damage or injury even though the cause of or the means of repairing such damage or injury are not accessible to Tenant. The provisions of this Section 6.02 shall not, however, exempt Landlord from liability for Landlord’s gross negligence or willful misconduct, or from its liabilities under Section 5.06 and Section 6.03.
Section 6.03. Landlord’s Obligations.
(a) Except as provided in Article Seven (Damage or Destruction) and Article Eight (Condemnation), Landlord shall keep the following in good order, condition and repair: the foundations, exterior walls and roof of the Premises (including painting the exterior surface of the exterior walls of the Premises not more than once every five (5) years, if necessary), and all components of electrical, mechanical, plumbing, heating and air conditioning systems and other building systems and facilities located in the Premises which are concealed or used in common by tenants of the Project, including the emergency generator. However, Landlord shall not be obligated to maintain or repair windows, doors, plate glass or the interior surfaces of exterior walls. Landlord shall make repairs under this Section 6.03 within a reasonable time after receipt of written notice from Tenant of the need for such repairs.
(b) Tenant shall pay or reimburse Landlord for its Pro Rata Share of all costs Landlord incurs under Section 6.03(a) above as Common Area costs as provided for in Section 4.05 of the Lease.
Section 6.04. Tenant’s Obligations.
(a) Except as provided in Article Six (Landlord’s Obligation), Article Seven (Damage Destruction) and Article Eight (Condemnation), Tenant shall keep all portions of the Premises, including nonstructural, interior walls, windows, doors, plate glass and the interior surfaces of exterior walls of the Premises, as well as Tenant’s equipment, in good order, condition and repair (including interior repainting and refinishing, as needed), reasonable wear and tear excepted. If any portion of the Premises or any system or equipment in the Premises which Tenant is obligated to repair cannot be fully repaired or restored, Tenant shall promptly replace such portion of the Premises or system or equipment in the Premises, regardless of whether the benefit of such replacement extends beyond the Lease Term; but if the benefit or useful life of such replacement extends beyond the Lease Term (as such term may be extended by exercise of any options), the useful life of such replacement shall be prorated over the remaining portion of the Lease Term (as extended), and Tenant shall be liable only for that portion of the cost which is applicable to the Lease Term (as extended). Landlord shall require, at Tenant’s sole cost, that Tenant maintain a preventive maintenance contract (unless Landlord elects to do so at Tenant’s expense) providing for the yearly inspection and maintenance of the heating and air conditioning system by a licensed heating and air conditioning contractor. If any part of the Premises is damaged by any intentional misconduct of Tenant, Tenant shall pay Landlord the cost of repairing or replacing such damaged property, whether or not Landlord would otherwise be obligated to pay the cost of maintaining or repairing such property, subject to Section 4.04(d)(iv). It is the intention of Landlord and Tenant that at all times Tenant shall maintain the portions of the Premises which Tenant is obligated to maintain in an attractive, first-class and fully operative condition.
(b) Tenant shall fulfill all of Tenant’s obligations under this Section 6.04, at Tenant’s sole expense. If Tenant fails to maintain, repair or replace the Premises as required by this Section 6.04, Landlord may, upon ten (10) days’ prior written notice to Tenant (except that no notice shall be required in the case of an emergency), enter the Premises and perform such maintenance or repair (including replacement, as needed) on behalf of Tenant. In such case, Tenant shall reimburse Landlord for all reasonable costs incurred in performing such maintenance or repair immediately upon demand.
Section 6.05. Alterations, Additions, and Improvements.
(a) With the exception of the provisions set forth in Article Seventeen, Tenant shall not make any alterations, additions, or improvements to the Premises without Landlord’s prior written consent, except for non-structural alterations or improvements which do not exceed Fifty Thousand Dollars ($50,000.00) in cost cumulatively over a twelve (12) month period and which are not visible from the outside of the Building of which the Premises are a part. Landlord may require Tenant to provide demolition and/or lien and completion bonds in form and amount satisfactory to Landlord. Tenant shall promptly remove any alterations, additions, or improvements constructed in violation of this Section 6.05(a) upon Landlord’s written request. All alterations, additions, and improvements shall be done in a good and workmanlike manner, in conformity with all applicable laws and regulations, and by a contractor approved by Landlord, which approval shall not be unreasonably withheld. Upon

Exhibit 10.23

completion of any such work, Tenant shall provide Landlord with “as built” plans, copies of all building permits, and proof of payment for all labor and materials.
(b) Tenant shall pay when due all claims for labor and material furnished to the Premises that were installed or directed to be installed by Tenant and not permit any liens to be filed against the Premises that relate to work performed by or directed to be performed by Tenant. Tenant shall give Landlord at least ten (10) days’ prior written notice of the commencement of any work on the Premises costing in excess of $10,000 regardless of whether Landlord’s consent to such work is required. Landlord may elect to record and post notices of non-responsibility on the Premises.
Section 6.06. Condition upon Termination. Upon the termination of the Lease, Tenant shall surrender the Premises to Landlord, broom clean and in the same condition as received, except for ordinary wear and tear, and except for other maintenance or repairs for which Tenant was not otherwise obligated to remedy under any provision of this Lease. Tenant shall not be obligated to repair any damage which Landlord is required to repair under Section 6.03 or Article Seven (Damage or Destruction). With the exception of Landlord’s work as set forth in Article 17 hereof, Landlord may require Tenant to remove any signs, alterations, additions or improvements (whether or not made with Landlord’s consent unless such restoration is waived by Landlord) prior to the expiration of the Lease and to restore the Premises to its prior condition, less normal wear and tear, all at Tenant’s expense. All alterations, additions and improvements which Landlord has not required Tenant to remove shall become Landlord’s property and shall be surrendered to Landlord upon the expiration or earlier termination of the Lease, except that Tenant may remove any of Tenant’s trade fixtures, machinery or equipment. Tenant shall repair, at Tenant’s expense, any damage to the Premises caused by the removal of any such machinery or equipment. In no event, however, shall Tenant remove any of the following materials or equipment (which shall be deemed Landlord’s property, in place at the commencement of this Lease or otherwise purchased by Landlord) without Landlord’s prior written consent: any power wiring or power panels except electrical drops; lighting or lighting fixtures except task lighting; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners or any other heating or air conditioning equipment; fencing or security gates except inventory fencing; or other similar building operating equipment and decorations as provided by Landlord. In the event that Tenant fails to put the Premises in the condition required by the terms of this Section 6.06 at such time as this Lease terminates, or leave any personal property on the Premises, Landlord without prior notice to Tenant, shall have the right, but not the obligation, to perform Tenant’s obligations under this Section 6.06. All reasonable costs and expenses incurred by Landlord, including disposal costs of any personal property left on the Premises, shall be paid to Landlord by Tenant upon demand. The amount due shall bear interest at the rate set forth in Section 4.08 from the date each item of expense was incurred until paid in full.
ARTICLE SEVEN: DAMAGE OR DESTRUCTION
Section 7.01. Partial Damage to Premises.
(a) Tenant shall notify Landlord in writing immediately upon the occurrence of any damage to the Premises. If the Premises is only partially damaged (i.e., less than fifty percent (50%) of the Premises is untenantable as a result of such damage or less than fifty percent (50%) of Tenant’s operations are materially impaired) and if the proceeds received by Landlord from the casualty insurance policy described in Section 4.04(b) are sufficient to pay for the necessary repairs, this Lease shall remain in effect and Landlord shall repair the damage as soon as reasonably possible. Landlord may elect (but is not required) to repair any damage to Tenant’s fixtures, equipment, or improvements constructed by Tenant. The Base Rent and Additional Rent shall be abated as stated in Section 7.03.
(b) If the insurance proceeds received by Landlord are not sufficient to pay the entire cost of repair, or if the cause of the damage is not covered by the casualty insurance policy which Landlord maintains under Section 4.04(b), Landlord may elect either to (i) repair the damage as soon as reasonably possible, in which case this Lease shall remain in full force and effect, or (ii) terminate this Lease as of the date the damage occurred. Landlord shall notify Tenant within thirty (30) days after receipt of notice of the occurrence of the damage whether Landlord elects to repair the damage or terminate the Lease. If Landlord elects to repair the damage, Tenant shall pay Landlord its Pro Rata Share of the “deductible amount” (if any) under Landlord’s insurance policies. If Landlord elects to terminate the Lease, Tenant may elect to continue this Lease in full force and effect, in which case Tenant shall repair any damage to the Premises and any building in which the Premises is located. Tenant shall pay the cost of such repairs, except that upon satisfactory completion of such repairs, Landlord shall deliver to Tenant all insurance proceeds received by Landlord for the damage repaired by Tenant. Tenant shall give Landlord written notice of such election within ten (10) days after receiving Landlord’s termination notice. The failure by Tenant to notify Landlord within the ten (10) day period shall constitute an election by Tenant not to repair the damage and that this Lease is terminated. In the event Tenant elects to restore the Premises under this Section 7.01 and in the event Tenant elects to purchase the Building pursuant to Article 19, Tenant shall deduct from the purchase price of the Building, the cost of such restoration in excess of any insurance proceeds received by Tenant.

Exhibit 10.23

(c) If the damage to the Premises occurs during the last six (6) months of the Lease Term and such damage will require more than thirty (30) days to repair, either Landlord or Tenant may elect to terminate this Lease as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds. The party electing to terminate this Lease shall give written notification to the other party of such election within thirty (30) days after Tenant’s notice to Landlord of the occurrence of the damage.
Section 7.02. Substantial or Total Destruction. If the Premises is substantially or totally destroyed by any cause whatsoever (i.e., the damage to the Premises is greater than partial damage as described in Section 7.01), and regardless of whether Landlord receives any insurance proceeds, this Lease shall terminate as of the date the destruction occurred. Notwithstanding the preceding sentence, if the Premises can be rebuilt within six (6) months after the date of destruction, Landlord may elect to rebuild the Premises at Landlord’s own expense, in which case this Lease shall remain in full force and effect, with the exception of abatement of Base Rent and Additional Rent until the Premises is fully restored. Landlord shall notify Tenant of such election within fifteen (15) days after Tenant’s notice of the occurrence of total or substantial destruction. If Landlord so elects, Landlord shall rebuild the Premises at Landlord’s sole expense, except if the damage was due to the intentional misconduct of Tenant, or Tenant’s employees, agents, contractors or invitees, and such intentional misconduct causes Landlord’s insurance to deny coverage, then Tenant shall pay the difference between the actual cost of repair and any insurance proceeds received by Landlord.
Section 7.03. Temporary Reduction of Rent. If the Premises is destroyed or damaged and Landlord or Tenant repairs or restores the Premises pursuant to the provisions of this Article Seven, any rent payable during the period of such damage, repair and/or restoration shall be reduced according to the degree, if any, to which Tenant’s use of the Premises is impaired. Except for such possible reduction in rent, insurance premiums and real property taxes, Tenant shall not be entitled to any compensation, or reimbursement from Landlord as a result of any damage, destruction, repair, or restoration of or to the Premises.
Section 7.04. Waiver. Landlord and Tenant waive the protection of any statute, code or judicial decision which grants a landlord or tenant the right to terminate a lease in the event of the substantial or total destruction of the leased property, to the extent inconsistent with Section 7.02 above. Landlord and Tenant agree that the provisions of Section 7.02 above shall govern the rights and obligations of Landlord and Tenant in the event of any substantial or total destruction to the Premises.
ARTICLE EIGHT: CONDEMNATION
If all or any portion of the Premises is taken under the power of eminent domain or sold under the threat of that power (all of which are called “Condemnation”), this Lease shall terminate as to the part taken or sold on the date the condemning authority takes title or possession, whichever occurs first. If more than twenty percent (20%) of the Building is taken, either Landlord or Tenant may terminate this Lease as of the date the condemning authority takes title or possession, by delivering written notice to the other within ten (10) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority takes title or possession). If neither Landlord nor Tenant terminates this Lease, this Lease shall remain in effect as to the portion of the Premises not taken, except that the Base Rent and Additional Rent shall be reduced in proportion to the reduction in the floor area of the Premises. Any Condemnation award or payment shall be the property of Landlord whether as compensation for reduction in the value of the leasehold, the taking of the fee, or otherwise, provided however the Tenant may pursue and award for relocation and other expenses. If this Lease is not terminated, Landlord shall repair any damage to the Premises caused by the Condemnation, except that Landlord shall not be obligated to repair any damage for which Tenant has been reimbursed by the condemning authority. If the damages received by Landlord are not sufficient to pay for such repair, Landlord shall have the right to either terminate this Lease or make such repair at Landlord’s expense.
ARTICLE NINE: ASSIGNMENT AND SUBLETTING
Section 9.01. Landlord’s Consent Required but Not Unreasonably Withheld. Except as set forth herein, no portion of the Premises or of Tenant’s interest in this Lease may be acquired by any other person or entity, whether by sale, assignment, mortgage, sublease, transfer, operation of law, or act of Tenant, without Landlord’s prior written consent, which shall not be unreasonably withheld, delayed or denied except as provided in Section 9.02 below. Landlord has the right to grant or withhold its consent as provided in Section 9.05 below. Any attempted transfer without consent shall be void and shall constitute a non-curable breach of this Lease.
Section 9.02. Tenant Affiliate. Tenant may assign this Lease or sublease the Premises, without Landlord’s consent, to any corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from the merger or acquisition of or consolidation with Tenant (“Tenant’s Affiliate”). In such case, any Tenant’s Affiliate shall assume in writing all of Tenant’s obligations under this Lease.

Exhibit 10.23

Section 9.03. No Release of Tenant. No transfer permitted by this Article Nine, whether with or without Landlord’s consent nor any assumption of Tenant’s obligation under this Lease, shall release Tenant or change Tenant’s primary liability to pay the rent and to perform all other obligations of Tenant under this Lease. Landlord’s acceptance of rent from any other person is not a waiver of any provision of this Article Nine. Consent to one transfer is not a consent to any subsequent transfer. If Tenant’s transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant’s transferee, without notifying Tenant or obtaining its consent. Such action shall not relieve Tenant’s liability under this Lease.
Section 9.04. Offer to Terminate. If Tenant desires to assign the Lease or sublease the Premises, Tenant shall have the right to offer, in writing, to terminate the Lease as of a date specified in the offer. If Landlord elects in writing to accept the offer to terminate within twenty (20) days after notice of the offer, the Lease shall terminate as of the date specified and all the terms and provisions of the Lease governing termination shall apply. If Landlord does not so elect, the Lease shall continue in effect until otherwise terminated and the provisions of Section 9.05 with respect to any proposed transfer shall continue to apply.
Section 9.05. Landlord’s Consent.
(a) Tenant’s request for consent to any transfer described in Section 9.01 shall set forth in writing the details of the proposed transfer, including the name, business and financial condition of the prospective transferee, financial details of the proposed transfer (e.g., the term of and the rent and security deposit payable under any proposed assignment or sublease), and any other information Landlord deems relevant. Landlord shall have the right to withhold consent, if reasonable, or to grant consent based on the following factors: (i) the business of the proposed assignee or subtenant and the proposed use of the Premises, (ii) the net worth, profitability and financial reputation of the proposed assignee or subtenant, (iii) Tenant’s compliance with all of its obligations under the Lease. If Landlord objects to a proposed assignment solely because of the net worth, profitability and/or financial reputation of the proposed assignee, Tenant may nonetheless sublease (but not assign), all or a portion of the Premises to the proposed transferee, but only on the other terms of the proposed transfer. Landlord’s consent shall not be unreasonably withheld, delayed or denied.
Section 9.06. No Merger. No merger shall result from Tenant’s sublease of the Premises under this Article Nine, Tenant’s surrender of this Lease or the termination of this Lease in any other manner. In any such event, Landlord may terminate any or all subtenancies or succeed to the interest of Tenant as sublandlord under any or all subtenancies.
ARTICLE TEN: DEFAULTS; REMEDIES
Section 10.01. Covenants and Conditions. Landlord’s and Tenant’s performance of each of their respective obligations under this Lease is a condition as well as a covenant. Tenant’s right to continue in possession of the Premises is conditioned upon Tenant’s performance. Time is of the essence in the performance of all covenants and conditions.
Section 10.02. Defaults. The following shall be considered an Event of Default under this Lease:
(a) If Tenant abandons the Premises without notice to Landlord or if Tenant’s vacation of the Premises results in the cancellation or increased cost of any insurance described in Section 4.04;
(b) If Tenant fails to pay rent or any other charge when due for a period of five (5) days after notice from Landlord. The notice required by this Paragraph is intended to satisfy any and all notice requirements imposed by law on Landlord and provided that such notice is in the form required and delivered by the method required by such laws shall be in lieu of and not in addition to any such requirement;
(c) If Tenant fails to perform any of Tenant’s non-monetary obligations under this Lease for a period of thirty (30) days after written notice from Landlord; provided that if more than thirty (30) days are required to complete such performance, Tenant shall not be in default if Tenant commences such performance within the thirty (30)-day period and thereafter diligently pursues its completion. However, Landlord shall not be required to give such notice if Tenant’s failure to perform constitutes a non-curable breach of this Lease. The notice required by this Paragraph is intended to satisfy any and all notice requirements imposed by law on Landlord and is not in addition to any such requirement.
(d) (i) If Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) if a voluntary petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by Tenant and is not dismissed within thirty (30) days; (iii) if a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease and possession is not restored to Tenant within thirty (30) days; or (iv) if substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within thirty (30) days. If a court of competent jurisdiction determines that any of the

Exhibit 10.23

acts described in this subparagraph (d) is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord shall receive, as Additional Rent, the excess, if any of the rent (or any other consideration) paid in connection with such assignment or sublease over the rent payable by Tenant under this Lease.
(e) Notwithstanding Section 10.02(c) above, if Tenant fails to reasonably respond in a timely manner to a Landlord request pursuant to Section 3.03 (a) (security deposit), Section 11.03 (SNDA) or Section 11.04 (estoppel), or Section 11.05 (financial statements), Landlord shall give an additional written notice to Tenant pursuant to Section 10.02 (c), but the time period for Tenant’s response shall be reduced from 30 days to ten (10) days.
Section 10.03. Remedies. On the occurrence and continuance of an Event of Default by Tenant, after notice to Tenant and all applicable grace periods, Landlord may, at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have:
(a) Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event, subject to the Landlord’s duty to mitigate, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including (i) the worth at the time of the award of the unpaid Base Rent, Additional Rent and other charges which Landlord had earned at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which Landlord would have earned after termination until the time of the award exceeds the amount of such rental loss that Landlord could have reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Base Rent, and other charges which Tenant would have paid for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Landlord could have reasonably avoided; and (iv) the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation or alteration of the Premises, Landlord’s reasonable attorneys’ fee incurred in connection therewith, and any real estate commission paid or payable. As used in subparts (i) and (ii) above, the “worth at the time of the award” is computed by allowing interest on unpaid amounts at the rate of Prime + 4% per annum, or such lesser amount as may then be the maximum lawful rate. As used in subpart (iii) above, the “worth at the time of the award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%). If Tenant has abandoned the Premises, Landlord shall have the option of (i) retaking possession of the Premises and recovering from Tenant the amount specified in this Section 10.03(a), or (ii) proceeding under Section 10.03(b);
(b) Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Premises. In such event, Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the rent as it becomes due;
(c) Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Premises is located.
Section 10.04. [Reserved]
Section 10.05. Cumulative Remedies. Landlord’s exercise of any right or remedy shall not prevent it from exercising any other right or remedy.
Section 10.06. Obligation to Mitigate Damages. Both the Landlord and the Tenant shall have the obligation to take reasonable steps to mitigate their damages caused by any default under this Lease.
ARTICLE ELEVEN. PROTECTION OF LENDERS.
Section 11.01. Subordination. Landlord shall have the right to subordinate this Lease to any ground lease, deed of trust or mortgage encumbering the Premises, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded, so long as Tenant’s interests and quiet enjoyment are not disturbed. Tenant shall cooperate with Landlord and any lender which is acquiring a security interest in the Premises or the Lease. Tenant shall execute such further reasonable documents and assurances as such lender may require, provided that Tenant’s obligations under this Lease shall not be increased in any material way (the performance of ministerial acts shall not be deemed material), and Tenant shall not be deprived of its rights under this Lease. Tenant’s right to quiet possession of the Premises during the Lease Term shall not be disturbed if Tenant pays the rent and performs all of Tenant’s obligations under this Lease and is not otherwise in default. If any ground lessor, beneficiary or mortgagee elects to have this Lease prior to the lien of its ground lease, deed of trust or mortgage and gives written notice thereof to Tenant, this Lease shall be deemed prior to such ground lease, deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of said ground lease, deed of trust or mortgage or the date of recording thereof.

Exhibit 10.23

Section 11.02. Attornment. If Landlord’s interest in the Premises is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee or successor to Landlord’s interest in the Premises and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord’s interest.
Section 11.03. Signing of Documents. Tenant shall sign and deliver any reasonable instrument or documents to evidence any such attornment or subordination or agreement to do so. If Tenant fails to do so or to provide objections to the proposed form within ten (10) business days after written request, Tenant shall be in default of this Lease. Landlord and Tenant hereby agree to execute a Subordination, Nondisturbance and Attornment Agreement substantially in the form of the attached Exhibit “E”, and a Lender’s Estoppel Certificate substantially in the form of the attached Exhibit “D”.
Section 11.04. Estoppel Certificates.
(a) Not more frequently than once per calendar year, unless the Property is being actively marketed, upon Landlord’s written request, Tenant shall execute, acknowledge and deliver to Landlord a written statement in a form attached hereto as Exhibit “B” certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been cancelled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; (iv) that Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating why); Tenant shall deliver such statement to Landlord, or otherwise respond, within ten (10) business days after Landlord’s request. Landlord may give any such statement by Tenant to any prospective purchaser or encumbrancer of the Premises. Such purchaser or encumbrancer may rely conclusively upon such statement as true and correct.
(b) If Tenant does not deliver or otherwise repond to the request regarding such statement to Landlord within such ten (10) business day period, Tenant shall be in default of this Lease.
Section 11.05. Tenant’s Financial Condition. Within ten (10) days after written request from Landlord, Tenant shall deliver to Landlord such financial statements as Landlord reasonably requests and which Tenant has available in the ordinary course of Tenant’s business (at a minimum, annual audited financial statements), in the net worth and profitability of Tenant or any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any lender designated by Landlord these same financial statements to facilitate the financing or refinancing of the Premises. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement. All financial statements shall be confidential and shall be used only for the purposes set forth in this Lease. If Tenant does not deliver such statement to Landlord within such ten (10) day period, Tenant shall be in default of this Lease. Notwithstanding any language herein to the contrary, this paragraph shall apply only in the event that neither Tenant nor its guarantor, if any, is a publicly traded corporation.
ARTICLE TWELVE: LEGAL COSTS
Section 12.01. Legal Proceedings. If Tenant or Landlord shall be in breach or default under this Lease, such party (the “Defaulting Party”) shall reimburse the other party (the “Nondefaulting Party”) upon demand for any reasonable costs or expenses that the Nondefaulting Party incurs in connection with any breach or default of the Defaulting Party under this Lease, whether or not suit is commenced or judgment entered. Such costs shall include reasonable legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, if legal proceeding for breach of or to enforce the provisions of this Lease is commenced, or for a declaration of or review, including proceedings in bankruptcy, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorneys’ fees and costs at trial, upon appeal. The losing party in such action shall pay such attorneys’ fees and costs.
Tenant shall also indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands and liability Landlord may incur if Landlord becomes or is made a party to any claim or action (a) instituted by Tenant against any third party, or by any third party against Tenant, or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (d) necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. Tenant shall defend Landlord against any such claim or action at Tenant’s expense with counsel reasonably acceptable to Landlord or, at Landlord’s election, Tenant shall reimburse Landlord for any reasonable legal fees or costs Landlord incurs in any such claim or action.

Exhibit 10.23

Landlord shall also indemnify Landlord against and hold Tenant harmless from all costs, expenses, demands and liability Tenant may incur if Tenant becomes or is made a party to any claim or action (a) instituted by Landlord against any third party, or by any third party against Landlord, or by or against any person holding any interest under or using the Premises or Park by lease, license of or agreement with Landlord; (b) for foreclosure of any lien for labor or material furnished to or for Landlord or such other person; (c) otherwise arising out of or resulting from any act or transaction of Landlord or such other person; or (d) necessary to protect Tenant’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended. Landlord shall defend Tenant against any such claim or action at Landlord’s expense with counsel reasonably acceptable to Tenant or, at Tenant’s election, Landlord shall reimburse Tenant for any reasonable legal fees or costs Tenant incurs in any such claim or action.
Section 12.02. Landlord’s Consent. Tenant shall pay Landlord’s reasonable attorneys’ fees incurred in connection with Tenant’s request for Landlord’s consent under Article Nine (Assignment and Subletting), or in connection with any other act which Tenant proposes to do and which requires Landlord’s consent, up to the maximum amount of five hundred dollars ($500.00) per consent.

ARTICLE THIRTEEN: MISCELLANEOUS PROVISIONS
Section 13.01. Non-Discrimination. Tenant promises, and it is a condition to the continuance of this Lease, that there will be no discrimination against, or segregation of, any person or group of persons on the basis of race, color, sex, creed, national origin or ancestry in the leasing, subleasing, transferring, occupancy, tenure or use of the Premises or any portion thereof.
Section 13.02. Landlord’s Liability; Certain Duties.
(a) As used in this Lease, the term “Landlord” means only the current owner or owners of the fee title to the Premises or the leasehold estate under a ground lease of the Premises at the time in question. Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord owns such interest or title. Any Landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer, except for defaults then existing, provided the successor landlord assumes all obligations hereunder. However, each Landlord shall deliver to its transferee all funds that Tenant previously paid if such funds have not yet been applied under the terms of this Lease.
(b) Tenant shall give written notice of any failure by Landlord to perform any of its obligations under this Lease to Landlord and to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Premises whose name and address have been furnished to Tenant in writing. Landlord shall not be in default under this Lease unless Landlord (or such ground lessor, mortgagee or beneficiary) fails to cure such non-performance within thirty (30) days after receipt of Tenant’s notice. However, if such non-performance reasonably requires more than thirty (30) days to cure, Landlord shall not be in default if such cure is commenced within such thirty (30) day period and thereafter diligently pursued to completion.
(c) Notwithstanding any term or provision herein to the contrary, the liability of Landlord for the performance of its duties and obligations under this Lease is limited to Landlord’s interest in the Premises and Park, and neither the Landlord nor its partners, shareholders, officers or other principals shall have any personal liability under this Lease.
Section 13.03. Severability. A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision or this Lease, which shall remain in full force and effect.
Section 13.04. Interpretation. The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of either the Landlord or Tenant, the terms “Landlord” or “Tenant” shall include their respective agents, employees, contractors, invitees, successors or others using the Premises with the express or implied permission of either such party.
Section 13.05. Incorporation of Prior Agreements; Modifications. This Lease is the only agreement between the parties pertaining to the lease of the Premises and no other agreements are effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.
Section 13.06. Notices. All notices required or permitted under this Lease shall be in writing and shall be personally delivered, sent by facsimile, sent by overnight express delivery, or sent by registered mail, return receipt requested, postage

Exhibit 10.23

prepaid. All notices shall be effective upon personal delivery, facsimile receipt, or first attempted delivery by USPS or overnight express delivery service. Either party may change its notice address upon written notice to the other party.
Notices to Tenant shall be delivered to:
TriVascular, Inc.
c/o Boston Scientific Corporation, Inc.
Mr. Robert Maclntyre
One Boston Scientific Place
Natick, Massachusetts 01760
Tel: (508) 650-8000
Fax: (508) 647-2337
with a facsimile copy to:
Marcia C. Robinson, Esq.
Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110
Tel: (617) 951-8535
Fax: (617) 951-8736
Notice to Landlord shall be delivered to:
Carmel River, LLC
Carlsen Investments, LLC
Rieger Investments, LLC
c/o PDC Properties, Inc.
8395 Jackson Road, Suite F
Sacramento, CA 95826
(916) 381-5195 Tel
(916) 381-2566 Fax
with a facsimile copy to:
Martin R. Boersma, Esq.
Panattoni Law Firm
8413 Jackson Road, Suite C
Sacramento, CA 95826
(916) 381-6171 Tel
(916) 290-9811 Fax
Section 13.07. Waivers. All waivers must be in writing and signed by the waiving party. Landlord’s failure to enforce any provision of this Lease or its acceptance of rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.
Section 13.08. No Recordation. Tenant shall not record this Lease without prior written consent from Landlord. However, either Landlord or Tenant may require that a “Short Form” memorandum of this Lease executed by both parties be recorded. The party requiring such recording shall pay all transfer taxes and recording fees.
Section 13.09. Binding Effect; Choice of Law. This Lease binds any party who legally acquires any rights or interest in this Lease from Landlord or Tenant. However, Landlord shall have no obligation to Tenant’s successor unless the rights or interests of Tenant’s successor are acquired in accordance with the terms of this Lease. The laws of the state in which the Premises is located shall govern this Lease. Tenant represents it is a California corporation in good standing. Carmel River, LLC, represents it is a Delaware limited liability company in good standing, and authorized to do business in California. Carlsen Investments, LLC, represents it is a California limited liability company in good standing. Rieger Investments, LLC, represents it is a Delaware limited liability company in good standing, and authorized to do business in California.

Exhibit 10.23

Section 13.10. Authority. If Tenant is a corporation, each person signing this Lease on behalf of Tenant represents and warrants that he has full authority to do so and that this Lease binds the corporation.
Section 13.11. Joint and Several Liability. All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.
Section 13.12. Force Majeure. If Landlord cannot perform any of its obligations due to events beyond Landlord’s control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond Landlord’s control include, but are not limited to, lack of building permits, acts of God, riot, war, civil commotion, Tenant delay, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government restriction, delay, or regulation, and weather conditions causing delay (“Force Majeure”).
Section 13.13. Execution of Lease. This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument. Landlord’s delivery of this Lease to Tenant shall not be deemed to be an offer to lease and shall not be binding upon either party until executed and delivered by both parties.
Section 13.14. Survivial. All representations and warranties of Landlord shall survive the termination of the Lease for one (1) year, all representations and warranties of Tenant made in Section 5.03, entitled Hazardous Materials shall survive the termination of the Lease for one (1) year.
ARTICLE FOURTEEN: BROKERS
Section 14.01. Broker’s Fee. Any real estate commission paid by Landlord shall be pursuant to a separate agreement. Nothing contained in this Lease shall impose any obligation on Landlord or Tenant to pay a commission or fee to any party other than to Brokers.
Section 14.02. Agency Disclosure; No Other Brokers. Landlord and Tenant each warrant that they have dealt with no other real estate broker(s) in connection with this transaction except the brokers identified in Section 1.08.
ARTICLE FIFTEEN: COMPLIANCE
The parties hereto agree to comply with all applicable federal, state and local laws, regulations, codes, ordinances and administrative orders having jurisdiction over the parties, property or the subject matter of this Agreement, including, but not limited to, the 1964 Civil Rights Act and all amendments thereto, the Foreign Investment in Real Property Tax Act, the Comprehensive Environmental Response Compensation and Liability Act, and The Americans With Disabilities Act.

ADDITIONAL PROVISIONS MAY BE SET FORTH IN A RIDER OR RIDERS ATTACHED HERETO.
Landlord and Tenant have signed this Lease at the place and on the dates specified adjacent to their signatures below.

“LANDLORD”

CARMEL RIVER, LLC,
a Delaware limited liability company

By:	/s/ Carl D. Panattoni
Carl D. Panattoni, Trustee of the Panattoni Living Trust, dated April 8, 1998, Managing Member

CARLSEN INVESTMENTS, LLC, a California limited liability company

Exhibit 10.23

By:	/s/ James Carlsen
Name:	James Carlsen, Managing Member

RIEGER INVESTMENTS, LLC, a Delaware limited liability company

By:	/s/ Jacklyn Shelby
Name:	Jacklyn Shelby, Managing Member

“TENANT”

TRIVASCULAR, INC., a California corporation

By:	/s/ James H. Taylor Jr. 6/22/05
Name:	James H. Taylor Jr.
Title:	Executive V.P. Operations

By:	/s/ Charles E. Pappalardo
Name:	Charles E. Pappalardo
Title:	Vice President Global Facilities

RIDER(S) TO
LEASE AGREEMENT
ARTICLE SIXTEEN: RENEWAL OPTION.

Exhibit 10.23

A. GRANT OF OPTION. Provided Tenant is not in an Event of a Default, and Tenant or Tenant’s Affiliate is physically occupying, the Premises at the time of such election, Tenant may renew this Lease for one (1) additional period of five (5) years (“Option to Renew”) on the terms and conditions as provided in this Lease (except as set forth below), by delivering written notice of the exercise thereof to Landlord not later than six (6) months before the expiration of the Term (the “Renewal Notice Deadline”). On or before one (1) month prior to the commencement date of the extended Term, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms and conditions as provided in this Lease, except as follows:
(1) The Base Rent payable during the extended Term shall be the then 95% of prevailing market rental rate, including annual Base Rent escalations of $.02 per square foot every 12 months during the extended Term (with the first such increase effective the 13th month of the extended Term), for space of equivalent quality, size, utility and location in the Santa Rosa market, taking into account all relevant factors (“Market Rate”), determined as stated herein and in accordance with paragraph (B) below; provided, however, that Base Rent payable during the first year of such extended Term shall in no event be less than $.78 per square foot, increased thereafter as stated herein.
(2) Tenant shall have no further renewal options unless expressly granted by Landlord in writing;
(3) Landlord shall lease to Tenant the Premises in their then-current condition; and
(4) The determination of Market Rate shall take into account the size and credit worthiness of Tenant as well as any concessions granted to tenants in the Santa Rosa marketplace at that time, including but not limited to, free rent and tenant improvement allowances.
B. DETERMINATION OF MARKET RENT. Upon notification from Tenant of the exercise of its renewal option, Landlord shall within ten (10) business days thereafter notify Tenant in writing of the proposed Market Rate applicable to the extended Term; Tenant shall within ten (10) business days following receipt of such notice from Landlord, notify Landlord in writing of the acceptance or rejection of the proposed Market Rate. If Tenant fails to respond to Landlord’s determination of Market Rate within said ten (10) business-day period, Tenant shall be deemed to have rejected Landlord’s designation of Market Rate for all purposes. In the event of rejection by Tenant, the Market Rate for the renewal Term shall be determined as follows:
(1) Within ten (10) business days following notification of Tenant’s rejection (or expiration of the ten (10) business day Tenant response period), Landlord and Tenant shall each appoint a broker. Any broker appointed hereunder shall be impartial, shall have at least ten (10) years’ experience as a real estate broker involved in flex building transactions in the Sonoma County area and shall be licensed to perform brokerage services in the State in which the Premises are located. If either party does not appoint a broker within the ten (10) business day period, then the other party may apply to the presiding judge of the Sonoma County Superior Court for such appointment, which appointment shall be conclusive on all parties and nonappealable. The brokers so appointed shall meet promptly and attempt to agree on the Market Rate for the renewal Term. The determination of Market Rate by the two brokers, if they agree, shall be binding on Landlord and Tenant.(2) If the two brokers cannot agree upon the Market Rate for the renewal Term within ten (10) business days following their appointment, then the two brokers shall select a third broker, but if they are unable to agree on a third broker within five (5) business days, then either Landlord or Tenant may apply to the presiding judge of the Sonoma County Superior Court for such appointment, which appointment shall be conclusive on all parties and nonappealable.
(3) The first two (2) brokers selected hereunder shall each deliver a signed, brief written report of each broker’s respective opinion to Tenant, Landlord, and third broker within ten (10) business days after the third broker’s appointment. The third broker must choose one of the two opinions of market rent and may not average the determinations. The opinion chosen by the third broker shall be binding on Landlord and Tenant. The fee of the broker initially selected by Tenant shall be paid by Tenant, the fee of the broker initially selected by Landlord shall be paid by Landlord, and the fee of any third broker and any expenses of the third broker (except attorneys’ fees, which shall be borne by the party incurring the same) shall be shared equally by Tenant and Landlord.
(4) If the determination proceedings are initiated as provided above in order to determine the Market Rate which is applicable to the renewal term, the decision and award of the brokers as to such Market Rate shall be final, conclusive, and binding on the parties, absent settlement by agreement of the parties prior to the rendering by the brokers of any such decision and award. If the Market Rate is not finally determined prior to the commencement of the renewal Term, Tenant shall pay Base Rent equal to the previous month’s Base Rent until the final determination of the Market Rate for the renewal Term occurs as provided above. If final determination of such Market Rate is different from the amount paid by Tenant, Tenant shall promptly pay to Landlord any additional Base Rent.
C. OPTIONS ARE PERSONAL. The Options to Renew granted to Tenant in this Article are personal to Tenant named herein, except to Tenant affiliates and successors, cannot be assigned to a third party as part of an assignment of this Lease and can only be exercised by the Tenant named herein if the named Tenant is in actual physical occupancy of the Premises on the

Exhibit 10.23

date that Tenant exercises the Option to Renew. At any time that Tenant ceases to physically occupy in excess of one-half of the Premises, the Option to Renew set forth in this Article shall automatically terminate.
ARTICLE SEVENTEEN: TENANT IMPROVEMENTS. Landlord shall, at Landlord’s sole cost, insure that all systems, such as electrical, plumbing, and HVAC, shall be in good operating condition upon the commencement of the Lease Term. Landlord shall also be responsible, at Landlord’s cost, to repair all existing roof leaks and remove existing mold or mildew resulting from such leaks (“Landlord’s Work”). Landlord shall engage Clayton Group Services, or a similar company that provides occupational health, safety and environmental risk information to perform an environmental assessment of the mold and mildew included in Landlord’s Work (the “Air Quality Assessment”). Landlord shall not perform Landlord’s Work until the Air Quality Assessment has been performed and suggested remediation, if any, has been delivered to Landlord and Tenant. All fees and permits necessary for Landlord’s Work (including but not limited to electrical, mechanical, and fire and life safety equipment) will be at Landlord’s expense. Any fees and permits necessary for Tenant’s installation of Tenant’s equipment, furniture and fixtures (including but not limited to electrical, mechanical, crane, racking, emissions, effluent, and fire and life safety equipment) shall be Tenant’s sole responsibility and cost.
(a) Landlord hereby appoints Chetta Sinclair-Diaz as Landlord’s representative to act for Landlord in all construction matters. Tenant hereby appoints Tom Hensley as Tenant’s representative to act for Tenant in all construction matters. All inquiries, requests, instructions, authorizations and other communications with respect to construction matters shall be related to Landlord’s representative or Tenant’s representative, as the case may be. Neither party will [ILLEGIBLE] and will not give any instructions or authorizations to, any other employee or agent of the other party, including the other party’s architects, engineers, and contractors or any of their agents or employees, with regard to matters covered by this Lease. Either Landlord or Tenant may change its representative at any time by written notice to the other.
b) Tenant shall retain its own specialty contractors to perform the work necessary to outfit the Premises and install Tenant’s fixtures and equipment (the “Tenant’s Work”). The Tenant’s Work shall include, but not be limited to, data cabling, telephone and data equipment, security, antennas, signs, audio/visual equipment, furniture systems, racking, electrical wiring and hookup to Tenant’s equipment. Tenant’s contractor(s) and Landlord’s contractor(s) shall work in harmony during the period of Landlord’s Work. Tenant and Tenant’s contractors shall have access to the Premises during the construction period to install cabling and for the purpose of inspecting the work in progress. Tenant’s contractors shall be qualified and appropriately licensed and shall provide evidence of liability insurance coverage, in the same amounts and including the same additional insureds, as Tenant’s coverage pursuant to this Lease (provided that the deductibles for such contractor insurance shall not exceed $5,000 unless mutually agreed between Landlord and Tenant on a contractor by contractor basis), prior to entry upon the Premises. Landlord’s representative shall maintain control of the jobsite until the Commencement Date hereunder. Landlord shall notify Tenant if any Tenant Work is interfering with the Landlord’s Work.
ARTICLE EIGHTEEN: [RESERVED].
ARTICLE NINETEEN: RIGHT OF FIRST REFUSAL TO PURCHASE BUILDING. Provided Tenant has not committed an Event of Default of any of the terms or covenants of this Lease following notice and expiration of any applicable cure period, Tenant shall have a right of first refusal (“Right of First Refusal to Purchase”) during the Term of this Lease to purchase the Building.
(a) Tenant shall have ten (10) business days to accept or reject the purchase of the Building after delivery by Landlord to Tenant of a written purchase agreement (“Offer”), fully executed by Landlord and a third party, to purchase the Building.
(b) If Tenant does not deliver to Landlord, within the ten (10) business day period, a copy of the Offer signed by Tenant, then Tenant’s Right of First Refusal to Purchase shall be of no further force or effect.
(c ) In the event that Tenant exercises the Right of First Refusal to Purchase by delivering to Landlord a copy of the Offer, executed by Tenant, then Landlord shall also execute the Offer with Tenant, and Tenant shall purchase the Building on the terms contained in the Offer. In the event Tenant timely delivers the Offer to Landlord, but later does not timely consummate the transaction, Landlord shall have all of the remedies against Tenant which are contained in the Offer, and this Right of First Refusal to Purchase shall automatically terminate and be of no further force or effect.
(d) The Right of First Refusal to Purchase granted to Tenant in this Article cannot be assigned to a third party, except as part of an approved assignment of this Lease. At any time that Tenant or Tenant’s affiliate ceases to physically occupy all of the Premises, the Right of First Refusal to Purchase set forth in this Article shall automatically terminate.
(e) In the event that Tenant does not elect to exercise the Right of First Refusal to Purchase and the sale to the third party is not consummated as presented to Tenant, then Tenant’s Right of First Refusal to Purchase shall still be in effect and Landlord shall again be required to abide by this Article Nineteen.
ARTICLE TWENTY: ROOF ACCESS AND CONDUIT ACCESS.

Exhibit 10.23

Tenant shall have the right to use a portion of the roof space and conduits within the Building, subject to Landlord’s reasonable approval, at no additional cost to Tenant, for its HVAC and communication equipment. Tenant shall be responsible for all costs related to the installation, maintenance, removal, electrical power, and use of the equipment, including any damage to the Building, roof structure, or roof membrane. Tenant shall notify Landlord prior to any roof access, to enable Landlord to have a representative present to observe Tenant’s work, and Landlord may require Landlord’s contractors to perform any roof penetrations, at Tenant’s cost, to prevent invalidation of Landlord’s roof warranty.
ARTICLE TWENTY-ONE: CONDITIONS PRECEDENT TO EFFECTIVENESS OF LEASE.
The parties acknowledge and agree the effectiveness of this Lease shall be specifically conditioned upon Landlord’s termination of the existing lease with Agilent Technologies for the Building, Agilent’s payment to Landlord of an agreed penalty amount, and Landlord’s lender’s approval of this Lease, and Tenant’s execution of a Subordination, Non-disturbance, and Attornment Agreement acceptable to Landlord’s lender, all of which Landlord estimates shall occur on or before the Commencement Date of the Lease Term herein.

Exhibit “A”
Premises, Building, Project and Park Description

Exhibit 10.23

EXHIBIT A

1 of 3

PARCEL C
PROPOSED
ONE STORY
OFFICE / WAREHOUSE
94,500 G.S.F.

RMW Architecture + Design 1718 3rd Street Suite 101 Sacramento, California 95814 916.449.1400 FAX 916.449.1414	Airport Corporate Center Santa Rosa, California Parcel C - Site Plan	Issue: Description:	Scale 1" = 100'-0" Date 06-13-00 Proj. No. 20401.00
			A 2 . 1

Exhibit 10.23

EXHIBIT A

2 of 3

RMW Architecture + Design 1718 3rd Street Suite 101 Sacramento California 95814 916.448.1400 FAX 916.448.1414	Airport Corporate Center Santa Rosa, California Parcel C - First Floor Plan	Issue: Description:	Scale 1" = 60'-0" Date 06-13-00 Proj. No. 20401.00 A 2 . 2

Exhibit 10.23

EXHIBIT A

3 of 3

RMW Architecture + Design 1718 3rd Street Suite 101 Sacramento California 95814 916.449.1400 FAX 916.448.1414	Airport Corporate Center Santa Rosa, California Parcel C - Second Floor Plan	Issue: Description:	Scale 1" = 40'-0" Date 05-13-00 Proj. No. 20401.00	A 2 . 3

Exhibit 10.23

Exhibit “B”
FORM OF LANDLORD’S ESTOPPEL CERTIFICATE

To:

Re: [Property Address]
                  (“Tenant”) certifies as follows:
1. The undersigned is the Tenant under that certain lease dated                     ,             (the “Lease”), executed by                              (“Landlord”) as Landlord and the undersigned as Tenant, covering a portion of the property located at                              (the “Property”).
2. Pursuant to the Lease, Tenant has leased approximately                 square feet of space (the “Premises”) at the Property and has paid to Landlord a security deposit of $                     . The term of the Lease commenced on                     ,             and the expiration date of the Lease is                     ,             . Tenant has paid rent through                     ,             . The next rental payment in the amount of $                     is due on                     ,             . Tenant is required to pay             percent (    %) of all annual operating expenses for the Property.
3. The Lease provides for an option to extend the term of the Lease for              years, at a rental rate for such extension term as set forth in the Lease. Except as expressly provided in the Lease, and other documents attached hereto, Tenant does not have any right or option to renew or extend the term of the Lease, to lease other space at the Property, nor any preferential right to purchase all or any part of the Premises or the Property.
4. Complete copies of the Lease and all amendments, modifications and supplements thereto are attached hereto and the Lease, as so amended, modified and supplemented, is in full force and effect, and represents the entire agreement between Tenant and Landlord with respect to the Premises and the Property. There are no amendments, modifications or supplements to the Lease, whether oral or written, except as attached hereto.
5. All space and improvements leased by Tenant have been completed and furnished in accordance with the provisions of the Lease, Tenant has been paid any amount owing under the Lease with respect thereto, and Tenant has accepted and taken possession of the Premises.
6. Landlord is not in any respect in default in the performance of the terms and provisions of the Lease. Tenant is not in any respect in default under the Lease and has not assigned, transferred or hypothecated the Lease or any interest therein or subleased all or any portion of the Premises.
7. There are no offsets or credits against rentals payable under the Lease and no free periods or rental concessions have been granted to Tenant, except as follows:
                                                                                                                                                         .
This Certificate is given to                             with the understanding that                             will rely hereon in connection with the conveyance of the Property of which the Premises constitute a part. Following any such conveyance, Tenant agrees that the Lease shall remain in full force and effect and shall bind and inure to the benefit of                             as if no purchase had occurred.

Exhibit 10.23

DATED AS OF:                     , 2005.

TENANT:
a

By:
Its:

Exhibit “C”
Signage
In accordance with Section 5.04 of this Lease, Landlord will allow Tenant to install signage that is reasonably acceptable to Landlord, not to be unreasonably withheld of delayed. Subject to the County of Sonoma and Landlord’s reasonable consent to the design, Tenant shall be permitted to install signage on the exterior roofline of the building identifying Tenant as a tenant in the building. Tenant shall also be permitted to install a sign or wall to disguise the emergency generator. Furthermore, Tenant shall be allowed to install its name on the monument sign located on the North side of the driveway which is the entrance to the Project on Brickway Blvd. All signage will be at the expense of the Tenant and subject to appropriate permits and approvals by regulatory authorities having jurisdiction.
At the expiration or earlier termination of the term, Tenant shall remove any sign and restore the area on which it was located.

Exhibit “D”
Form of Lender’s Estoppel Certificate
TENANT ESTOPPEL CERTIFICATE

UNION BANK OF CALIFORNIA, N.A.

Re: Lease Dated:	<Date of Lease>
[Original Landlord:]	<Name of Original Landlord>
[Original Tenant:]	<Name of Original Tenant>
[Current Landlord:]	<Name of Current Landlord>
[Current Tenant:]	<Name of Current Tenant>
Property:	<Address of Collateral Property>
Premises:	<Identification of Leased Premises (free text input)>
Commencement Date:	<Starting date of Lease/Sublease>
Termination Date:	<Ending date of Lease/Sublease>
Current Monthly Rent:	<Current Monthly Rent ($dollars)>
Security Deposit:	<Amount of Security Deposit ($dollars)>
Ladies and Gentlemen:
The undersigned hereby states, declares, represents and warrants to Union Bank of California, N. A. (“Bank”) as follows:

Exhibit 10.23

1. Attached hereto as Exhibit “A” is a true, correct and complete copy of the above-referenced Lease including any amendments thereto. The Lease has not been amended (or further amended) or supplemented except to the extent set forth below:
2. Tenant’s only interest in the Property is the leasehold estate created under the Lease and Tenant has no option to purchase or right of first refusal with respect to the Property or any portion thereof except to the extent set forth below:
3. All rent, any expense reimbursement charges and any other amounts required to be paid by Tenant under the Lease are current and have been paid in full through the current month, but not more than 30 days in advance of their due dates except as identified below:

Tenant Estoppel Certificate (08/14/02)
CORE DOCUMENT (12/10/02)

4. Tenant has not assigned or encumbered its interest in the Lease or sublet all or any portion of the Premises except to the extent set forth below:
5. Tenant has accepted the Premises and all construction of improvements required to be performed or paid by Landlord under the Lease has been completed except to the extent set forth below:
6. The Lease has been duly authorized, executed and delivered by Tenant, is in full force and effect, and contains the entire agreement between Landlord and Tenant with respect to the lease of the Premises.
7. The term of the Lease commenced as of the commencement date indicated above and shall expire on the termination date indicated above unless sooner terminated pursuant to the terms thereof.
8. Tenant has no right or option to renew or extend the term of the Lease or to enlarge the Premises except as set forth in the Lease.
9. The amount of monthly rent currently due and the security deposit (if any) paid by Tenant is as set forth above. No interest is due Tenant on such security deposit, and no other amount has been paid by Tenant to or for the account of Landlord, the return of which Tenant would be entitled to upon the expiration of the Lease.
10. Tenant has not received any written notice of any assignment, mortgage or pledge of Landlord’s interest under the Lease or of the rents or other amounts payable thereunder.
11. No default, or any event or condition which with the passing of time or giving of notice, or both, would constitute a default on the part of either Tenant or, to the best of Tenant’s knowledge, Landlord, exists under the Lease.
12. To the best of Tenant’s knowledge, no claim against Tenant or dispute exists between Tenant and Landlord under the Lease. Tenant has no knowledge of any claim, offset or defense against Landlord under the Lease.
13. All insurance required of Tenant under the Lease, if any, has been obtained by Tenant and all premiums now due have been paid.
14. There has not been filed by or against Tenant, and Tenant is not aware of, any pending or threatened petition in bankruptcy (voluntary or otherwise) or any assignment for the benefit of creditors.
15. Tenant is aware that <Name of Borrowers> has obtained from Bank or applied to Bank for a loan (the “Loan”) secured by, among other things, a Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing (the “Deed of Trust”) in favor of Bank encumbering the Property and all improvements now or hereafter situated on the Property.
16. During the term of the Loan, Tenant will not enter into any agreement with Landlord to amend, modify or extend the Lease or any interest of Tenant thereunder without the prior written consent of Bank and any such purported agreement shall not be valid or effective against Bank without its prior written consent.

Tenant Estoppel Certificate (08/14/02)
CORE DOCUMENT (12/10/02)

17. Tenant acknowledges that Bank is relying on this Tenant Estoppel Certificate in considering a Loan to <Name of Borrower>. Tenant represents and warrants to Bank that this Tenant Estoppel Certificate is a valid and authorized certificate of

Exhibit 10.23

Tenant and the person(s) executing this Tenant Estoppel Certificate on behalf of Tenant have the authority to do so. This Tenant Estoppel Certificate shall inure to the benefit of Bank and its successors and assigns.

Dated this             day of             .

[NAME OF TENANT]

By:
Name:
Title:

By:
Name:
Title:

Tenant Estoppel Certificate (08/14/02)
CORE DOCUMENT (12/10/02)

EXHIBIT “A”
ATTACH COPY OF LEASE WITH ALL AMENDMENTS.

Exhibit “E”
Subordination, Nondisturbance and Attornment Agreement

RECORDING REQUESTED BY

UNION BANK OF CALIFORNIA, N.A.

AND WHEN RECORDED MAIL TO:

UNION BANK OF CALIFORNIA, N.A.
Attn.:

__________________________________________

Space above this line for Recorder’s use.

Exhibit 10.23

[SUBORDINATION,] NONDISTURBANCE AND ATTORNMENT AGREEMENT
THIS [SUBORDINATION,] NONDISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) is made as of <<Month Day, Year>> by and between Union Bank of California, N.A. (“Bank”) and <<Name of Tenant>> (“Tenant”).

RECITALS:
A. Bank has made or has agreed to make a loan (the “Loan”) to <<Name of Borrower>>, a <<Type of Entity>> (“Borrower”) evidenced by, among other things, a debt instrument executed or to be executed by Borrower in favor of Bank in the principal amount of the Loan (as amended from time to time, the “Note”).
B. The Note and certain other obligations of Borrower under the Loan are or will be secured by, among other things, a Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing (as amended from time to time, the “Deed of Trust”). The Deed of Trust, executed or to be executed by [Borrower] [<<Name of Collateral Owner>>, a <<Type of Entity>> (“Collateral Owner”)] in favor of Bank, and previously recorded or to be recorded concurrently herewith, encumbers the estate of [Borrower] [Collateral Owner] in certain real property and improvements commonly known as <<Address of Collateral Property>>, and more particularly described on Exhibit A attached hereto (the “Property”).
C. [Borrower] [Collateral Owner] has leased a portion of the Property to Tenant subject to the terms and conditions of a lease dated <<Month Day, Year>> (together with any amendments executed prior to the date hereof, the “Lease”).
PARAGRAPH D FOR SNDA ONLY:
D. As a condition to making the Loan, Bank requires that Tenant subordinate the Lease to the Deed of Trust and the lien thereof and attorn to Bank as provided below. Tenant is willing to provide such subordination and attornment provided Bank agrees not to disturb Tenant’s right to possession under the Lease as provided below.
PARAGRAPH D FOR NDA ONLY:
D. Tenant and Bank wish to enter into the agreement set forth below.

Tenant Estoppel Certificate (08/14/02)
CORE DOCUMENT (12/10/02)

Exhibit 10.23

AGREEMENT:
For good and valuable consideration, Tenant and Bank agree as follows:
PARAGRAPH 1 FOR SNDA ONLY. FOR NDA, DELETE THIS PARAGRAPH AND RENUMBER REMAINING PARAGRAPHS:
1. SUBORDINATION. Tenant hereby subordinates the Lease and all rights, remedies and options of Tenant thereunder, including without limitation any option to purchase or right of first refusal to purchase the Property or any part thereof or interest therein, to the Deed of Trust and to the lien thereof and to all sums secured thereby and advances made thereunder with the same force and effect as if the Deed of Trust had been executed, delivered and recorded prior to the execution and delivery of the Lease.
2. NON DISTURBANCE. [FOR SNDA ONLY: Bank will not join Tenant as a party in any Foreclosure unless the joinder is necessary or desirable to pursue its remedies under the Deed of Trust, and provided that such joinder shall not result in the termination of the Lease or disturb Tenant’s possession of the Premises.] In the event of a Foreclosure (defined below), Bank agrees that the leasehold interest of Tenant under the Lease shall not be terminated by reason of the Foreclosure, but rather the Lease shall continue in full force and effect and Bank shall recognize and accept Tenant as tenant under the Lease subject to the provisions of the Lease except as otherwise provided below; provided that, if Tenant shall then be in default under the Lease beyond any notice, grace or cure period, at Bank’s option the Lease shall be terminated by reason of the Foreclosure and Bank shall have no obligation to Tenant under the Lease. As used in this Agreement, “Foreclosure” means any non-judicial or judicial foreclosure or other enforcement of the remedies of the Deed of Trust, or any deed or other transfer in lieu thereof.
3. ATTORNMENT. In the event of a transfer of [Borrower’s] [Collateral Owner’s] interest in the Property to a Purchaser (defined below), Tenant agrees that the Lease shall continue in full force and effect and Tenant agrees to attorn to the Purchaser as its landlord under the Lease and to be bound by all of the provisions of the Lease for the balance of the term thereof; provided that, the Purchaser shall not be:
3.1 Liable for any act or omission of any Prior Landlord (defined below) or subject to any offsets or defenses which Tenant might have against any Prior Landlord;
3.2 Liable for the return of any rental security deposit, or bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one month in advance to any Prior Landlord, except to the extent such sums are actually received by Purchaser;
3.3 Bound by any amendment to the Lease, made without Bank’s prior written consent;
3.4 Liable for obligations under the Lease the cost of which exceed the value of its interest in the Property or for obligations which accrue after Purchaser has sold or otherwise transferred its interest in the Property;
3.5 Bound to install, construct or pay for any improvements on the Property, or bound to restore the Property after a casualty for a cost in excess of proceeds recovered under any insurance required to be carried under the Lease, or bound to restore the Property after a taking for a cost in excess of any condemnation award;
3.6 Bound by any restriction on competition beyond the Property;
3.7 Bound by any notice of termination, cancellation or surrender of the Lease made without Bank’s prior written consent;
3.8 Bound by any environmental representation, warranty, covenant or indemnity contained in the Lease;

Tenant Estoppel Certificate (08/14/02)
CORE DOCUMENT (12/10/02)

3.9 Bound by any option to purchase or right of first refusal with respect to the Property or any portion thereof; and
3.10 Bound by any representation or warranty contained in the Lease
This attornment shall be immediately effective and self operative, without the execution of any further instrument, upon Purchaser’s acquisition of [Borrower’s] [Collateral Owner’s] interest in the Property. As used in this Agreement, “Purchaser” means any transferee, including Bank, of [Borrower’s] [Collateral Owner’s] interest in the Property pursuant to a Foreclosure, and the successors and assigns of such transferee, and “Prior Landlord” means any landlord, including [Borrower] [Collateral Owner], under the Lease prior in time to Purchaser.

Exhibit 10.23

4. NOTICE TO TENANT. After written notice is given to Tenant by Bank that Borrower is in default under the Loan and that the rentals under the Lease should be paid to Bank pursuant to the terms of the Deed of Trust, Tenant shall thereafter pay to Bank all rent and all other sums due [Borrower] [Collateral Owner] under the Lease.
5. NOTICE TO LENDER AND RIGHT TO CURE. Tenant shall provide written notice to Bank of any default by [Borrower] [Collateral Owner] under the Lease and Tenant agrees that no notice of termination of the Lease or of an abatement of rent shall be effective unless Bank shall have received written notice of default giving rise to such termination or abatement and shall have failed within 60 days after receipt of such notice to cure such default, or if such default cannot be cured within 60 days, shall have failed within 60 days after receipt of such notice to commence and thereafter diligently pursue any action necessary to cure such default, including without limitation any action to obtain possession of the Property. Notwithstanding the foregoing, Bank shall have no obligation to cure any such default.
6. MISCELLANEOUS. This Agreement shall be binding upon and inure to the benefit of Bank and Tenant and their respective successors and assigns. This Agreement shall be governed and interpreted under the laws of the state where the Property is located. This Agreement is the entire agreement of the parties and supersedes any prior agreement with respect to its subject matter, and no provision of this Agreement may be waived or modified except in a writing signed by all parties. If any lawsuit, arbitration or other proceeding is brought under this Agreement, the prevailing party shall be entitled to recover the reasonable fees and costs of its attorneys in such proceeding. If any provision of this Agreement is held to be invalid or unenforceable in any respect, this Agreement shall be construed without such provision. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same document. Tenant represents and warrants to Bank that this Agreement is a valid and binding agreement of Tenant and the person(s) executing this Agreement on behalf of Tenant have the authority to do so.
INSERT THE FOLLOWING ONLY IF REAL ESTATE COLLATERAL IS LOCATED IN OREGON:
UNDER OREGON LAW, MOST AGREEMENTS, PROMISES, AND COMMITMENTS MADE BY BANK AFTER OCTOBER 3, 1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE DEBTOR’S RESIDENCE, MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.
INSERT THE FOLLOWING ONLY IF REAL ESTATE COLLATERAL IS LOCATED IN WASHINGTON:
ORAL AGREEMENTS OR ORAL COMMITMENTS TO LONE MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

Tenant Estoppel Certificate (08/14/02)
CORE DOCUMENT (12/10/02)
IN WITNESS WHEREOF, Bank and Tenant have duly executed this Agreement as of the date first above written.

Exhibit 10.23

BANK:
Union Bank of California, N.A.

By:
Name:
Title:

TENANT: <<Name of Tenant/Sublessee>>
a

By:
Name:
Title:

By:
Name:
Title:

Tenant Estoppel Certificate (08/14/02)
CORE DOCUMENT (12/10/02)

EXHIBIT “A”
LEGAL DESCRIPTION OF PROPERTY
[INSERT LEGAL DESCRIPTION OF COLLATERAL PROPERTY]

Tenant Estoppel Certificate (08/14/02)
CORE DOCUMENT (12/10/02)

NOTARY ACKNOWLEDGMENT
[INSERT NOTARY ACKNOWLEDGMENTS FOR APPLICABLE STATE]

Tenant Estoppel Certificate (08/14/02)
CORE DOCUMENT (12/10/02)

Exhibit 10.23

Exhibit “F”
Lease Guaranty
GUARANTY
FOR VALUE RECEIVED, and in consideration of, and as an inducement for the execution and delivery of that certain Lease Agreement, dated June 16, 2005 (the “Lease”) leasing the Premises located in the City of Santa Rosa, County of Sonoma, California, by Carmel River, LLC, a Delaware limited liability company, Carlsen Investments, LLC, a California limited liability company, and Rieger Investments, LLC, a Delaware limited liability company (collectively defined as “Landlord”) to TriVascular, Inc., a California corporation, the Tenant therein named (“Tenant”), the undersigned (the “Guarantor”) hereby guarantees to Landlord (i) the full and prompt payment of Rent, including but not limited to the Base Rent, Additional Rent and any and all other sums and charges payable by Tenant under the Lease, and the Guarantor hereby covenants and agrees to and with Landlord, that if default shall at any time be made by Tenant in the payment of any such Base Rent, Additional Rent or any and all other sums and charges payable by Tenant under the Lease and Tenant shall fail to cure such default within any applicable grace period, the Guarantor will pay such Rent and other sums and charges to the Landlord, and any arrears thereof; (ii) the performance of Tenant’s obligations under Section 5.03 of the Lease, entitled Hazardous Materials; and (iii) the performance of Tenant’s obligations under Section 6.06 of the Lease, entitled Condition upon Termination.
This Guaranty is an absolute and unconditional guaranty of payment and performance of those Sections of the Lease described above in (i), (ii) and (iii). It shall be enforceable against the Guarantor without the necessity of any suit or proceedings on Landlord’s part of any kind or nature whatsoever against Tenant, and without the necessity of any notice of nonpayment or of any notice of acceptance of this Guaranty or of any other notice or demand to which the Guarantor might otherwise be entitled, all of which the Guarantor hereby expressly waives; and the Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of the Guarantor thereunder shall in no way be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by Landlord against Tenant, or against Tenant’s successors or assigns, of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease or by relief of Tenant from any of Tenant’s obligations under the Lease or otherwise (including, but not by way of limitation, the rejection by Tenant of the Lease in connection with proceedings under the bankruptcy laws now or hereafter in effect).
This Guaranty shall be a continuing guaranty and the liability of the Guarantor hereunder shall in no way be affected, modified or diminished by reason of any assignment, renewal, modification or extension of the Lease or by reason of any modification or waiver of or change in any of the terms, covenants, conditions or provisions of the Lease, or by reason of any extension of time that may be granted by Landlord to Tenant, or a changed or different use of the Premises consented to in writing by Landlord, or by reason of any dealings or transactions or matters or things occurring between Landlord and Tenant, whether or not notice thereof is given to the Guarantor.

All of the Landlord’s rights and remedies under the Lease or under this Guaranty are intended to be distinct, separate and cumulative and no such right and remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any of the others. All capitalized terms used herein, unless otherwise defined herein, shall have the same meanings as defined in the Lease. This Guaranty shall be governed by the laws of the State of California and Guarantor hereby consents to the jurisdiction of the State of California in resolution of any conflicts pertaining hereto.

WITNESS the execution hereof under seal this 23rd day of June, 2005.

WITNESS:	GUARANTOR:

Pamela Campis	BOSTON SCIENTIFIC CORPORATION INC.

	By:	/s/ James H. Taylor Jr.
		Name:	James H. Taylor Jr.
		Title:	Executive V.P. Operations